CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-11 of our report dated August 27, 2009 with respect to the audited consolidated financial statements of USA Real Estate Holding Company for the six months ended June 30, 2009 and the audited financial statements of USA Real Estate Inc. for the period from November 30, 2007 (inception) through December 31, 2007 and 2008.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Malone & Bailey, PC
Malone & Bailey, PC
www.malone−bailey.com
Houston, Texas

November 12, 2009